UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2017 (March 30, 2017)

New York REIT, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-36416	27-1065431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500

Boston, MA 02114

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (617) 570-4750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 30, 2017, New York REIT, Inc. (the “Company”), through a wholly owned subsidiary (the “WWP JV Sub”), exercised its right (the “WWP Option”) to acquire the remaining 51.1% interests in Worldwide Holdings, LLC (“Worldwide Plaza”) it does not currently own (the “Call Interest”). Worldwide Plaza is the indirect owner of the Worldwide Plaza property located on Eighth Avenue, between 49th and 50th Streets in Manhattan; the WWP Option was exercised pursuant to the Company’s rights under the joint venture agreement for Worldwide Plaza (the “JV Agreement”) and is subject to the WWP JV Sub’s joint venture partner’s right to retain up to 1.2% of the aggregate membership interest. In connection with the Company’s exercise of the WWP Option and as required by the JV Agreement, the Company deposited $30.0 million in escrow with Stewart Title Insurance Company as escrow agent.

As provided in the JV Agreement, the purchase price of the Call Interest equals the product of (i) the percentage interest being acquired (i.e. 51.1% or 49.9%) and (ii) the option price for the Worldwide Plaza property of approximately $1.4 billion (subject to certain adjustments, including adjustments for any accrued but unpaid preferred return that WWP JV Sub is entitled to from Worldwide Plaza) minus the principal balance of the outstanding mortgage and mezzanine indebtedness encumbering the Worldwide Plaza property, which was $875.0 million as of March 30, 2017. Based on this formula the Company estimates the purchase price for the Call Interest will be approximately $269.0 million (assuming the seller of the Call Interest does not elect to retain up to 1.2% of the aggregate membership interests.

The Company’s acquisition of the Call Interest is subject to the satisfaction of the conditions relating to WWP JV Sub as transferee of the Call Interest under the mortgage and mezzanine indebtedness encumbering the Worldwide Plaza property. Approval of WWP JV Sub as transferee of the Call Interest requires, among other customary conditions, that the Company have, at the time of transfer, a minimum net worth of $750.0 million and a minimum value of real estate assets controlled (through ownership or management) of $2.0 billion (exclusive of the Company’s interest in the Worldwide Plaza property and cash). The Company believes it will satisfy all requirements necessary for WWP JV Sub to acquire the Call Interest. In addition, the Company will be required to pay a transfer fee equal to 0.25% of the outstanding principal balance of the mortgage and mezzanine indebtedness encumbering the Worldwide Plaza property at the closing (the “Closing”) of the Company’s purchase of the Call Interest

In accordance with the exercise of the WWP Option, the Closing is expected to occur five business days after satisfaction of the conditions relating to WWP JV Sub as transferee of the Call Interest in accordance with the terms of the mortgage and mezzanine indebtedness encumbering the Worldwide Plaza property. However, the Closing will in no event occur earlier than April 29, 2017 or later than June 28, 2017, subject to the right of either member to the JV Agreement to independently adjourn the closing date for up to 60 days if the loan transfer conditions are not satisfied by June 28, 2017.

The Company expects to fund the estimated purchase price primarily with proceeds from the borrowings under the loan agreement and mezzanine loan agreement entered into by wholly owned subsidiaries of the Company’s operating partnership on December 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2017	NEW YORK REIT, INC.

	By:	/s/ Wendy Silverstein
Wendy Silverstein
Chief Executive Officer and President